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                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (hereinafter referred to as the "Employment Agreement"), made and entered into effective January 1, 1995, by and between RENTRAK HOME ENTERTAINMENT, a division of RENTRAK CORPORATION, an Oregon corporation (hereinafter referred to as "Employer"), and MICHAEL R. LIGHTBOURNE (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

     WHEREAS, Employer is principally engaged in the business of distributing prerecorded video cassettes to video stores and other retailers through it innovative distribution system known as pay-per-transaction; and

     WHEREAS, Employer desires to employ Employee in the position of Senior Vice President of Marketing, and Employee desires to be so employed.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the recitals set forth hereinabove which by this reference are incorporated herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1.     EMPLOYMENT

     1.01   POSITION AND TITLE.    Employer shall employ and engage the services
of Employee, in the position of Senior Vice President of Marketing, for the term of this Agreement as defined in Section 2, INFRA, pursuant to the terms and conditions set forth in this Agreement.

     1.02 DUTIES AND PLACE OF EMPLOYMENT. Employee shall be responsible for, and perform duties associated with his position as Senior Vice President of Marketing and other duties as may be directed by the Employer, from time to time. Employee shall: (i) devote his full business time during normal business hours to the business and affairs of Employer; (ii) use his best efforts to promote the interests of Employer; and (iii) perform faithfully and efficiently his responsibilities. Employee shall perform his duties at Employer's principal executive offices which are currently located at 7227 N.E. 55th Avenue, Portland, Oregon 97218, or such other locations as may be required from time to time. Subject to the terms of this Agreement, Employee shall comply promptly and faithfully with all of Employer's policies, instructions, directions, requests, rules and regulations.

     SECTION 2.     TERM AND TERMINATION

     2.01 STATED TERM. Employment shall commence on the effective date of this Agreement and shall continue until March 31, 2000, or until Employee's employment under this Agreement is

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terminated pursuant to Section 2.02, Section 2.03, or Section 2.04, INFRA
("Term").

     2.02   AT WILL TERMINATION.   Notwithstanding anything herein to the
contrary, Employee's employment may be terminated at any time with or without reason, by Employer upon written notice to Employee, or by Employee upon forty-five (45) days written notice to Employer. Additional terms concerning this
Section 2.02 are contained in that certain First Addendum to Employment Agreement of even date hereof ("Addendum") the form of which is attached hereto as Exhibit A, and which by this reference is incorporated herein.

     2.03 FOR CAUSE TERMINATION. Employee's employment may be terminated by Employer without notice for "cause." Termination for "cause" is defined for purposes of this subsection as termination for: (i) material failure of Employee to substantially perform the reasonable and attainable instructions of Employer as to his duties hereunder; or (ii) an act or acts of misconduct by Employee which is determined by the Employer to be materially injurious to Employer monetarily or otherwise; or (iii) material violation by Employee of any provision of this Agreement. For purposes of this subsection, termination for "cause" shall not include any act or failure to act on Employee's part if done or omitted to be done by him in demonstrable good faith and with the reasonable belief that his act or omission was in the best interest of the Employer or pursuant to an express policy of Employer at the time of such act or omission.

     2.04   DISABILITY OR DEATH.   Employee's employment shall be terminable
immediately upon Employee's death or disability. "Disability" is defined for purposes of this subsection as absence from Employee's full time duties with Employer as a result of Employee's incapacity due to physical or mental illness for ninety (90) days calculated on a cumulative basis over any two year period during the term of this Agreement. Nothing in this Section 2.04 is intended to violate any Oregon State law regarding parental or family leave policies or any other applicable law.

     SECTION 3.     COMPENSATION

     3.01 BASE SALARY. Commencing January 1, 1995, through December 31, 1995, Employee shall be paid an annual base salary in the amount of One hundred fifty thousand dollars ($150,000.00); commencing January 1, 1996, through December 31, 1996, Employee shall be paid an annual base salary in the amount of One hundred fifty seven thousand, five hundred dollars ($157,500.00); commencing January 1, 1997, through December 31, 1997 Employee shall be paid an annual base salary in the amount of One hundred sixty seven thousand, five hundred dollars ($167,500.00); commencing January 1, 1998, through December 31, 1998, Employee shall be paid an annual base salary in the amount of One hundred seventy five thousand dollars ($175,000.00); commencing January 1, 1999, through December 31, 1999, Employee shall be paid an annual base salary in the amount of One hundred eighty five thousand dollars ($185,000.00); and commencing

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January 1, 2000, through March 31, 2000, Employee shall be paid a quarterly base salary in the amount of Forty six thousand five hundred dollars ($46,500.00) ("Base Salary"). The Base Salary shall be paid to Employee in equal semi-monthly installments in arrears on the seventh (7th) and twenty-second
(22nd) day of each month, commencing as of the month following the effective date of this Agreement. Should the seventh (7th) or the twenty-second (22nd) day of any month not be a business day, Employee's semi-monthly installment of the Base Salary otherwise due on such date shall be paid to Employee on the business day closest to the date such semi-monthly installment is due (i.e., if the seventh (7th) day of the month falls on a Saturday, the semi-monthly installment shall be paid on the preceding business day or if the seventh (7th) day of the month falls on a Sunday, the semi-monthly installment shall be paid on the next following business day). Employee's Base Salary may be increased in the discretion of Employer during the Term of this Agreement.

     3.02   BONUS COMPENSATION.    Nothing herein shall preclude the Employer
from authorizing the payment of additional compensation to Employee over and above the Base Salary at any time payable to him under his Agreement, whether as a bonus or otherwise. The payment of such additional compensation shall not operate as an amendment obligating Employer to make any similar payment or to pay additional compensation at any future time or for any future period, or be deemed to affect Employee's Base Salary in any manner. Additional terms concerning this Section 3.02 are contained in the Addendum attached hereto.

     3.03   STOCK OPTIONS.    Provided this Agreement is executed, Employer has
authorized a grant to Employee of two hundred thousand (200,000) options for Employer's stock as of December 13, 1994. To the extent allowed under the Internal Revenue Code of 1986, as amended ("Code"), the stock options will be granted pursuant to that certain Incentive Stock Option Agreement, a copy of which is attached to this Agreement as Exhibit B. The remaining options not allowed as incentive stock options under the Code will be granted pursuant to that certain Nonstatutory Stock Option Agreement, a copy of which is attached to this Agreement as Exhibit C. The option price shall be the mean of the high and low price reported by the WALL STREET JOURNAL on December 12, 1994.

     3.04   BENEFITS.

            3.04A   VACATION AND HOLIDAY PAY.     Employee
            shall be entitled to vacation and paid holidays as provided under Employer's then current policies and procedures. As of the effective date of this Agreement, Employee will be entitled to: (i) accrue vacation time at the rate of one hundred twenty (120) hours per year; and (ii) will be eligible to receive pay for Employer-paid holidays including: (i) New Years Day (ii) Memorial Day (iii) Independence Day (iv) Labor Day (v) Thanksgiving Day (vi) Friday following

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            Thanksgiving Day (vii) Christmas Eve and (viii)
            Christmas Day.

            3.04B   INSURANCE.     Employee shall be entitled to
            medical, life, worker's compensation, disability, social security and state unemployment insurance benefits as provided under Employer's then current terms, policies and procedures.

            3.04C   TUITION REIMBURSEMENT. Employee shall be
            entitled to reimbursement for all tuition, enrollment fee, and books pursuant to Employer's education assistance program. Employee shall comply with all Employer's terms, policies and procedures regarding its education assistance program.

            3.04D   MISCELLANEOUS BENEFITS.  In addition to any
            other compensation or benefits to be received by Employee pursuant to the terms of this Agreement, and the Addendum, Employee shall be entitled to participate in any employee benefits which Employer may from time to time provide its employees generally.

     SECTION 4.     PAYMENTS UPON TERMINATION OF EMPLOYMENT

     4.01 TERMINATION FOR CAUSE. In the event of the termination of Employee's employment by Employer for cause as defined in Section 2.03, SUPRA, or in the event of termination of Employee's employment by Employee, Employer shall pay to Employee the amount of compensation accrued to Section 3.01, SUPRA, as of the date of termination.

     4.02 TERMINATION FOR DEATH OR DISABILITY. In the event of the termination of Employee's employment due to his health or disability, Employer shall pay to Employee or Employee's estate or legal representative as the case may be, the amount of compensation accrued pursuant to Section 3.01, SUPRA, as of the date of termination plus a lump sum severance payment equal to twenty-five (25) percent of the Base Salary in effect for the twelve (12) months preceding such death or disability.

     4.03   OTHER TERMINATION.     In the event of the termination of Employee's
employment by Employer other that as provided in Section 4.01 or 4.02, SUPRA, or in the event Employee terminates his employment with Employer within one hundred eighty (180) days following a change in control of Employer, including the termination for any reason of Ron Berger's employment by Rentrak Corporation, Employer shall pay Employee the amount of compensation accrued pursuant to
Section 3.01, SUPRA, as of the date of termination plus severance payments calculated as the lesser of the Base Salary (including benefits) which would have been due to Employee during the immediately succeeding twelve months or the unexpired term of the Agreement, payable in installments as if still employed; subject however, to Employee

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demonstrating that he is using his best efforts to find employment. For the purposes of this Agreement, "employment" shall be defined to include self-employment and the offering of consulting services. In the event Employee does not use, or cannot demonstrate that he is using, his best efforts to obtain other employment or if Employee does use his best efforts to obtain other employment and is successful in obtaining such employment, severance payments shall be reduced by the amount of any remuneration received from such employment. For the purposes of this Agreement, "remuneration" shall be defined to include cash payments, the face value of any promissory notes issued to Employee regardless of the terms of payment or whether payments are ever received, stock or stock options valued as the day granted, or any other compensation given in any form whatsoever.

     4.04 OTHER COMPENSATION AND BENEFITS. Except as set forth in this Section 4, no other compensation or benefits shall be due or payable to Employee upon termination of his employment.

     SECTION 5.     PERSONAL NATURE

     This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. Employee hereby grants to Employer the right to use Employee's name, likeness and/or biography in connection with the services performed by Employee hereunder and in connection with the advertising or exploitation of any project with respect to which Employee performs services hereunder.

     SECTION 6.     NOTICES

     Any and all notices or other communications required or permitted by this Agreement or by law shall be deemed duly served and given when personally delivered to the party to whom such notice or communication is directed or, in lieu of such personal service, when deposited in the United States mail, certified, return receipt requested, first class postage prepaid, addressed as follows:

            EMPLOYER:         Rentrak Home Entertainment
                              7227 N.E. 55th Avenue
                              P.O. Box 18888
                              Portland, Oregon 97218
                              Attn: Ron Berger

            EMPLOYEE          Michael R. Lightbourne
                              745 N.W. Mawcrest Drive
                              P.O. Box 510
                              Gresham, Oregon 97030

     Each party may change its address for purposes of this Section by giving written notice of such change in the manner provided for in this Section.

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     SECTION 7.     MISCELLANEOUS PROVISIONS.

     7.01 ATTORNEYS' FEES. In the event that it should be become necessary for any party to bring an action, including arbitration, either at law or in equity, to enforce or interpret the terms of this Agreement, each party shall pay its own legal fees in connection with such action.

     7.02   APPLICABLE LAW AND VENUE.   This Agreement is executed and intended
to be performed in the State of Oregon and the laws of such State shall govern its interpretation and effect. If suit is instituted by any party hereto or by any other party for any cause or matter arising from or in connection with the respective rights or obligations of the parties hereunder, the sole jurisdiction and venue for such action shall be the Circuit Court of the State of Oregon in and for the County of Multnomah.

     7.03 INTEGRATION. Employee has simultaneously executed an Addendum (attached hereto as Exhibit A, an Incentive Stock Option Agreement (attached hereto as Exhibit B), a Nonstatutory Stock Option Agreement (attached hereto as Exhibit C) and has previously executed an Employee Confidentiality and Noncompetition Agreement (a copy of which is attached hereto as Exhibit D) which remain in effect and are incorporated into the terms and conditions of employment under this Agreement. Except as set forth in the preceding sentence, this Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations, or understandings, whether oral or written, between the parties with respect thereto.

     7.04   HEIRS and ASSIGNS.     Subject to any restriction on assignment
contained herein, this Agreement shall be binding upon and shall inure to the benefit of the respective party's heirs, successors and assigns.

     7.05   SEVERABILITY.     Any provision of this Agreement which is, by
competent judicial authority, declared illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability or such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or otherwise to amend this Agreement, including the provision relating to choice of law, to achieve such result.

     7.06   COUNTERPARTS.     This Agreement may be executed in counterparts,
each of which shall be deemed an original, and the counterparts shall together constitute one and the same agreement, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     7.07   CAPTIONS.    The headings and captions herein are inserted solely
for the purpose of convenience of reference and

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are not intended to govern, limit, or aid in the construction of any term or provision hereof.

     7.08   EXECUTION.   Each of the parties hereto shall execute, acknowledge
and deliver any instrument necessary to carry out the provisions of this Agreement.

     7.09   CONSTRUCTION.     This Agreement has been prepared by legal counsel
for Employer. Employee has been advised and by his execution hereof acknowledges, that he has the right to and should have this Agreement reviewed by his own separate legal counsel. This Agreement has been negotiated at arms' length with the benefit of or opportunity to seek legal counsel and, accordingly, shall not be construed against any of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on September 14, 1995.

EMPLOYER:                          EMPLOYEE:
RENTRAK CORPORATION,               I acknowledge that I have read
an Oregon Corporation              and agree to the foregoing
                                   Agreement including, without
                                   limitation, the provision
By /s/ Ron Berger                  allowing termination of my
   -----------------------         employment "at will" by
   Ron Berger, President           Employer in Section 2.01,
                                   SUPRA.

                                   Michael R. Lightbourne

                                   /s/ Michael R. Lightbourne
                                   --------------------------------